Exhibit 99.1
Groupon, Inc.
Supplemental Financial and Operating Metrics
(TTM active customers in millions)
(unaudited)

	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020
Active Customers (1)
North America	29.6	28.6	27.7	26.5	25.3
International	17.5	17.6	17.5	17.1	16.5
Total Active Customers	47.2	46.2	45.3	43.6	41.8
(1)Reflects the total number of unique user accounts that have made a purchase during the TTM either through one of our online marketplaces or directly with a merchant for which we earned a commission.